Prospectus Supplement No. 4 to Prospectus dated March 30, 2007
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-138616
Endocare, Inc.
Supplement No. 4
to
Prospectus Dated March 30, 2007

     This is a Supplement to Endocare, Inc.’s Prospectus, dated March 30, 2007, with respect to the offer and sale of shares of our common stock by Fusion Capital Fund II, LLC. This Supplement amends and supplements certain information contained in the Prospectus. You should read this Supplement carefully.
     Endocare is a specialty medical device company focused on improving patients’ lives through the development, manufacturing and distribution of health care products for cryoablation. The term “cryoablation” or “cryosurgery” refers to the use of ice to destroy tissue, such as tumors, for therapeutic purposes. Today, our FDA-cleared Cryocare Surgical System occupies a growing position in the urological market for treatment of prostate and renal cancer. We believe our proprietary cryosurgical technologies also have broad applications across a number of other surgical markets, including for the treatment of tumors in the lung and liver and palliative intervention (treatment of pain associated with metastases).
     Our common stock is traded on the Over-the-Counter Bulletin Board, or OTCBB, under the symbol “ECRE.” On August 21, 2007, the last reported sale price of our common stock on the OTCBB was $7.25 per share.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS FOR OUR SHARES, WHICH ARE LISTED IN THE PROSPECTUS.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 22, 2007

CURRENT REPORT ON FORM 8-K
     On August 21, 2007, we filed a Current Report on Form 8-K, a copy of which is included below.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 17, 2007
ENDOCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15063 (Commission File Number)	33-0618093 (I.R.S. Employer Identification Number)
201 Technology Drive
Irvine, California 92618
(Address of Principal Executive Offices, including zip code)
(949) 450-5400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On August 17, 2007, Endocare, Inc. (the “Company”) filed an amendment to its Restated Certificate of Incorporation in connection with the previously-announced reverse stock split. Under the amendment, each outstanding three shares of the Company’s common stock were combined and converted into one share of common stock, effective at 5:00 p.m. Eastern time on August 20, 2007. A copy of the amendment is attached hereto as Exhibit 3.1.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
3.1	Certificate of Amendment of Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on August 17, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC.
August 21, 2007	By:	/s/ Michael R. Rodriguez
Michael R. Rodriguez
Senior Vice President, Finance and Chief Financial Officer